UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

EQUINIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EQUINIX, INC.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 9, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Equinix, Inc., a Delaware corporation (“Equinix”). The meeting will be held at our headquarters located at 301 Velocity Way, Foster City, California, on Tuesday, June 9, 2009, at 10:30 a.m. for the following purposes:

1. To elect eight directors to the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 20, 2009 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at our headquarters located at 301 Velocity Way, Fifth Floor, Foster City, California, during ordinary business hours for the 10-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF

DIRECTORS,

/s/ Peter F. Van Camp

Peter F. Van Camp

Executive Chair

Foster City, California

April 30, 2009

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope, or follow the instructions below to submit your proxy by telephone or on the Internet. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 9, 2009:

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K ARE AVAILABLE AT HTTP://INVEST.EQUINIX.COM/PHOENIX.ZHTML?C=122662&P=PROXY.

EQUINIX, INC.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

June 9, 2009

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Equinix, Inc. (“Equinix”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 30, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

Can I obtain an on-line version of the materials?

This proxy statement and Equinix’s annual report on Form 10-K are available on-line at http://invest.equinix.com/phoenix.zhtml?c=122662&p=proxy.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 37,961,820 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 20, 2009, your shares were registered directly in your name with Equinix’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 20, 2009, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Who may attend the Annual Meeting?

Only persons with evidence of stock ownership or who are guests of Equinix may attend and be admitted to the Annual Meeting. Photo identification will be required (a valid driver’s license or passport is preferred). If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee, or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. For assistance with directions to our headquarters where the Annual Meeting will be held, please call 650-513-7000.

What am I voting on?

There are two matters scheduled for a vote:

➢	Election of eight directors.

➢	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

➢	To vote over the telephone, dial toll-free (from the U.S., Canada or Puerto Rico) 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on June 9, 2009 to be counted.

➢	To vote on the Internet, go to www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on June 9, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Equinix. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.     You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Equinix’s Secretary at 301 Velocity Way, Fifth Floor, Foster City, CA 94404.

➢	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker with respect to a “non-discretionary” matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, such “broker non-votes” will be counted in determining whether there is a quorum.

How many votes are needed to approve each proposal?

➢	For the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

➢	To be approved, Proposal No. 2, the ratification of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2009, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 37,961,820 shares outstanding and entitled to vote. Thus 18,980,911 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Equinix’s Board of Directors currently consists of eight directors. Equinix’s bylaws provide that the number of directors will be determined by the Board of Directors and the number of directors is currently set at nine. Thus, there is one vacant seat on Equinix’s Board of Directors that Equinix does not intend to fill at this Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. There are eight nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Equinix’s Board of Directors. Each person nominated for election has agreed to serve if elected. Our Board of Directors has no reason to believe that any nominee will be unable to serve.

The eight directors who are being nominated for election by the holders of common stock to the Board of Directors, their ages as of March 31, 2009, their positions and offices held with Equinix and certain biographical information are set forth below.

Nominees	Age	Positions and Offices Held with Equinix
Steven Clontz	58	Director
Steven Eng	52	Director
Gary Hromadko	56	Director
Scott Kriens	51	Director
Irving Lyons, III	59	Director
Christopher Paisley	56	Director
Stephen Smith	52	Director, Chief Executive Officer and President
Peter Van Camp	53	Executive Chair

Steven Clontz has served as a director of Equinix since April 2005. Mr. Clontz has been chief executive officer of StarHub Ltd., a telecommunications and cable television company, since January 1999. Mr. Clontz serves on the board of directors of InterDigital Communications Corp. and StarHub Ltd., both public companies, and one privately held company. Mr. Clontz is also a non-director member of the Executive Committee of Global Crossing Limited.

Steven Eng has served as a director of Equinix since December 2002. Mr. Eng has been a vice president of solutions architecture at Multimax, Inc. (formerly Netco Government Services, and prior to that, WAM!NET Government Services, Inc.), a data communications company, since April 2002. Prior to joining WAM!NET, Mr. Eng served as a vice president of Exodus Communications from March 1995 to September 2001. Mr. Eng served on the board of directors of i-STT Singapore prior to its merger with Equinix.

Gary Hromadko has served as a director of Equinix since June 2003. Mr. Hromadko has been a venture partner at Crosslink Capital, a venture capital firm, since June 2002. In addition to his responsibilities with Crosslink Capital, Mr. Hromadko has been active as a private investor since 1993. Mr. Hromadko serves on the board of directors of several privately held companies.

Scott Kriens has served as a director of Equinix since July 2000. Mr. Kriens has served as chairman of the Board of Directors of Juniper Networks, Inc., a publicly traded Internet infrastructure solutions company, since

September 2008. From October 1996 to September 2008, Mr. Kriens served as Juniper’s chief executive officer. From April 1986 to January 1996, Mr. Kriens served as vice president of sales and vice president of operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986.

Irving Lyons, III has served as a director of Equinix since February 2007. Mr. Lyons has been a principal of Lyons Asset Management, a California-based private investment firm, since January 2005. From December 1993 to January 2005, Mr. Lyons was employed at ProLogis, a global provider of distribution facilities and services, where he served as chief investment officer from March 1997 to December 2004 and as vice chairman of the board from December 2001 to January 2005. Mr. Lyons serves on the board of directors of BRE Properties, Inc. a public company.

Christopher Paisley has served as a director of Equinix since July 2007. Mr. Paisley has been the Dean’s Executive Professor of Accounting and Finance at the Leavey School of Business at Santa Clara University since January 2001. From September 1985 until May 2000, Mr. Paisley was the Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation. Mr. Paisley currently serves as a director of 3Par Inc. and Volterra Semiconductor Corporation, both public companies, and several privately held companies.

Stephen Smith has served as a director of Equinix and as Equinix’s chief executive officer and president since April 2007. Prior to joining Equinix, Mr. Smith served as senior vice president at HP Services, a business segment of Hewlett-Packard Co., from January 2005 to October 2006. Prior to joining Hewlett-Packard Co., Mr. Smith served as vice president of global professional and managed services at Lucent Technologies Inc., a communications solutions provider, from September 2003 to January 2005. From October 1987 to September 2003, he spent 17 years with Electronic Data Systems Corporation (“EDS”), a business and technology solutions company, in a variety of positions, including chief sales officer, president of EDS Asia-Pacific, and president of EDS Western Region. Mr. Smith serves on the board of directors of one privately held company.

Peter Van Camp has served as Equinix’s executive chair since April 2007. Prior to becoming executive chair, Mr. Van Camp served as Equinix’s chief executive officer and as a director since May 2000 and as president since March 2006. In addition, in December 2005, Mr. Van Camp was re-elected as chairman of the board, having previously served in that capacity from June 2001 to December 2002. From January 1997 to May 2000, Mr. Van Camp was employed at UUNET, the Internet division of MCI (formerly known as WorldCom), where he served as president of Internet markets and as president of the Americas region. During the period from May 1995 to January 1997, Mr. Van Camp was president of Compuserve Network Services, an Internet access provider. Before holding this position, Mr. Van Camp held various positions at Compuserve, Inc. during the period from October 1982 to May 1995.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE

CORPORATE GOVERNANCE

Governance Committee

In May 2008, the Board of Directors established a Governance Committee (the “Governance Committee”) to (i) oversee the evaluation of the Board of Directors and (ii) review and consider developments in corporate governance practices and to recommend to the Board of Directors a set of effective corporate governance policies and procedures applicable to Equinix. A more detailed description on the functions of the Governance Committee can be found in the Governance Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

Corporate Governance Guidelines

The Board of Directors follows the Equinix, Inc. Board of Directors Guidelines on Significant Corporate Governance Issues (the “Guidelines”) published on the corporate governance section of Equinix’s website at www.equinix.com. The Guidelines reflect the Board of Director’s dedication to monitoring the effectiveness of policy and decision-making at the Board of Director’s level. In conjunction with the Governance Committee, the Board of Directors will continue to monitor the effectiveness of these Guidelines.

Director Independence

The Board of Directors is comprised of eight directors, six of whom qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the NASDAQ National Market System. The Board of Directors has determined that all of Equinix’s directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Smith, Equinix’s chief executive officer and president, and Mr. Van Camp, Equinix’s executive chair. The Audit, Compensation, Nominating and Real Estate Committees of the Board of Directors consist entirely of independent directors.

Nomination of Directors

The Nominating Committee of the Board of Directors (the “Nominating Committee”) operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors to the Board of Directors. The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having high moral character, having business experience, and being over 21 years of age. The Nominating Committee’s process for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to Equinix during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with Equinix during their term. In the case of new director candidates, the Nominating Committee first determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon the Guidelines, the rules and regulations of the Securities and Exchange Commission, the rules of the NASDAQ Stock Market, and the advice of counsel, if necessary. The Nominating Committee may then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will then meet to discuss and consider such candidates’ qualifications and choose candidate(s) for recommendation to the Board of Directors.

The Nominating Committee will consider candidates recommended by stockholders. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of Equinix and providing the candidate’s name, biographical data and qualifications. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder.

A more detailed description on the functions of the Nominating Committee can be found in the Nominating Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

Stockholder Communications with the Board of Directors

Interested parties may contact the Board of Directors by sending correspondence to the attention of Equinix’s Secretary, c/o Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404. Any mail received by the Secretary, except improper commercial solicitations, will be forwarded to the members of Equinix’s Audit Committee for their further action, if necessary. Equinix does not have a policy requiring attendance by members of the Board of Directors at Equinix’s annual meetings. At Equinix’s 2008 Annual Meeting, Mr. Smith was in attendance and available for questions.

Code of Ethics and Business Conduct

Equinix has always taken the issue of corporate governance seriously. The Board of Directors has adopted (1) a Code of Business Conduct which applies to all directors, officers and employees and (2) an additional Code of Ethics for Chief Executive Officer and Senior Financial Officers. These documents can be found on the corporate governance section of Equinix’s website at www.equinix.com. In addition, an anonymous reporting hotline has been established to facilitate reporting of violations of financial and non-financial policies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the fiscal year ended December 31, 2008, the Board of Directors held six meetings. For the fiscal year, during his period of service, each of the incumbent directors attended or participated in at least 83% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. In the event any director missed a meeting, he would separately discuss material items with Messrs. Smith or Van Camp. The Board of Directors has six standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, the Nominating Committee, the Real Estate Committee and the Stock Award Committee. The following table provides membership information for the incumbent directors for fiscal 2008 for such committees of the Board of Directors:

Name	Audit		Compensation		Governance		Nominating		Real Estate	Stock Award
Steven Clontz
Steven Eng	X		X	(1)			X	(1)		X
Gary Hromadko	X						X		X
Scott Kriens			X				X
Irving Lyons, III			X						X
Christopher Paisley	X	(1)			X				X
Stephen Smith										X
Peter Van Camp					X	(1)

(1)	Committee Chairman

The Audit Committee (the “Audit Committee”) was created on July 19, 2000. A detailed description of the Audit Committee can be found in the section entitled “Report of the Audit Committee of the Board of Directors” elsewhere in this proxy statement. The members of the Audit Committee are Messrs. Eng, Hromadko and Paisley. Mr. Paisley is chairman of the Audit Committee and considered its financial expert. During the fiscal year ended December 31, 2008, the Audit Committee held 11 meetings.

The Compensation Committee (the “Compensation Committee”) was created on July 19, 2000. The Compensation Committee oversees, reviews and administers all of Equinix’s compensation, equity and employee benefit plans and programs relating to executive officers, including the named executive officers, approves the global guidelines for the compensation program for Equinix’s non-executive employees and approves Equinix’s projected global equity usage. The Compensation Committee also acts periodically to evaluate the effectiveness of the compensation programs at Equinix and considers recommendations from management regarding new compensation programs and changes to those already in existence. In addition, the Compensation Committee is consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly. A more detailed description of the functions of the Compensation Committee can be found in the Compensation Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com. The members of the Compensation Committee are Messrs. Eng, Kriens and Lyons. Mr. Eng is chairman of the Compensation Committee. During the fiscal year ended December 31, 2008, the Compensation Committee held eight meetings.

The Governance Committee was created on May 22, 2008 and its functions are described above in the section entitled “Governance Committee”. The members of the Governance Committee are Messrs. Paisley and Van Camp. Mr. Van Camp is chairman of the Governance Committee. During the fiscal year ended December 31, 2008, the Governance Committee held two meetings.

The Nominating Committee was created on December 30, 2002 and its functions are described above in the section entitled “Nomination of Directors”. The members of the Nominating Committee are Messrs. Eng, Hromadko and Kriens. Mr. Eng is chairman of the Nominating Committee. During the fiscal year ended December 31, 2008, the Nominating Committee held one meeting.

The Real Estate Committee (the “Real Estate Committee”) was created on August 11, 2005. The Board of Directors has delegated to the Real Estate Committee the authority to analyze, negotiate and approve the purchase of, or the option to purchase, real property, analyze, negotiate and approve the lease or sublease of, or the option to lease or sublease, real property, approve certain expenditures in connection with real estate development, expansion or acquisition and certain adjustments to previously approved expenditures, and, subject to the general terms approved by the full Board of Directors, analyze, negotiate and approve financing transactions for the sale, lease or sublease of real property. The members of the Real Estate Committee are Messrs. Hromadko, Lyons and Paisley. During the fiscal year ended December 31, 2008, the Real Estate Committee held six meetings.

The Stock Award Committee (the “Stock Award Committee”) was created on July 19, 2000. The Board of Directors has delegated to the Stock Award Committee the authority to approve the grant of stock awards to non-officer employees and other individuals. The members of the Stock Award Committee are Messrs. Eng and Smith. During the fiscal year ended December 31, 2008, the Stock Award Committee held no meetings but acted solely by written consent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was formed on July 19, 2000 and the current members of the Compensation Committee are Messrs. Eng, Kriens and Lyons. None of the members of the Compensation Committee was at any time during the 2008 fiscal year or at any other time an officer or employee of Equinix. No executive officer of Equinix serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee of Equinix.

2008 DIRECTOR COMPENSATION

Equinix uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, Equinix considers the competitive compensation market for directors in the high-technology market, the demands of the various roles that directors hold, and the time required to fulfill their duties to Equinix.

Non-employee directors receive a retainer in connection with their service on the Board of Directors. In 2008, the annual retainer was $24,000. In addition, in 2008, non-employee directors received compensation of $3,000 per meeting of a committee of the Board of Directors actually attended and the chairman of a committee received compensation of $5,000 per committee meeting actually attended.

Beginning in 2009, the annual retainer will be $35,000. In addition, in lieu of regular meeting fees, beginning in 2009, committee chairs (if any) and members will receive the following annual retainers, payable quarterly in arrears:

Committee	Chairman	Member
Audit	$30,000	$15,000
Compensation	$25,000	$10,000
Real Estate	$15,000	$ 5,000
Nominating	$ 5,000	$ 5,000
Governance	$ 5,000	$ 5,000

In 2009, non-employee directors will only receive fees for attendance at committee meetings in excess of a specified number of meetings. The 2009 committee meeting fees and the threshold number of meetings that must be attended before any fees will be earned are:

Committee	Chairman	Member	Threshold Number of Meetings
Audit	$5,000	$3,000	12
Compensation	$5,000	$3,000	8
Real Estate	$5,000	$3,000	6
Nominating	$5,000	$3,000	5
Governance	$5,000	$3,000	5
Other	$5,000	$3,000	6

Non-employee directors are eligible to receive options under Equinix’s 2000 Director Option Plan (the “Directors’ Plan”). Directors are also eligible to receive options, restricted stock and restricted stock unit awards under Equinix’s 2000 Equity Incentive Plan (the “Incentive Plan”), and directors who are also employees of Equinix, but who do not beneficially own 5% or more of the common stock of Equinix, are eligible to participate in Equinix’s Employee Stock Purchase Plan.

In 2008, upon joining the Board of Directors each non-employee director would receive an option for 15,000 shares of Equinix’s common stock, or 20,000 shares if the new non-employee director was chairman of the Audit Committee. These options would vest and become exercisable in four equal annual installments from the date of grant. In addition, at each of Equinix’s annual stockholders’ meetings, each non-employee director who continued to be a director after that meeting was automatically granted an option to purchase 5,000 shares of Equinix’s common stock. These options become fully vested on the first anniversary of the date of grant. However, a new non-employee director who received an initial option was not eligible to receive an annual option in the same calendar year. The options granted to our directors will become fully vested if Equinix is subject to a change-in-control.

Beginning in 2009, non-employee directors will receive automatic grants of restricted stock units (RSUs). Each non-employee director will receive an award of RSUs upon joining the Board of Directors with a grant date fair value of $285,000, which will vest in four equal annual installments from the date of grant. In addition, at each of Equinix’s annual stockholders’ meetings, each non-employee director who will continue to be a director after that meeting will automatically be granted an award of RSUs with a grant date fair value of $175,000, which will become fully vested on the one-year anniversary of the date of grant. However, a new non-employee director who received an initial RSU award will not be eligible to receive an annual RSU award in the same calendar year. The number of shares subject to each RSU award will be equal to the dollar value of the award divided by the closing price of Equinix’s common stock on the date of grant. The RSUs granted to our directors will become fully vested if Equinix is subject to a change-in-control.

The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2008.

Name	Fees Earned or Paid in Cash(1) ($)		Option Awards(7)(8)(9) ($)	Total ($)
Steven Clontz	$24,000		$303,556	$327,556
Steven Eng	$99,000	(2)	$259,548	$358,548
Gary Hromadko	$78,000	(3)	$259,548	$337,548
Scott Kriens	$48,000	(4)	$259,548	$307,548
Irving Lyons, III	$60,000	(5)	$329,665	$389,665
Christopher Paisley	$100,000	(6)	$408,530	$508,530

(1)	Amounts listed in this column include an annual retainer of $24,000 paid to each of our non-employee directors in 2008. When a director joins or resigns from the Board of Directors, the retainer is pro rated based on the number of days the director served on the Board of Directors during the year.
(2)	Mr. Eng is the chairman of the Compensation and Nominating Committees. He is also a member of the Audit and Stock Award Committees. Amount includes fees for eight Compensation Committee meetings, 10 Audit Committee meetings and one Nominating Committee meeting.
(3)	Mr. Hromadko is a member of the Audit, Nominating and Real Estate Committees. The retainer and meeting fees earned by Mr. Hromadko are paid to Crosslink Capital, Inc., of which Mr. Hromadko is an affiliate. Amount includes fees paid for six Real Estate Committee meetings, 11 Audit Committee meetings and one Nominating Committee meeting.
(4)	Mr. Kriens is a member of the Compensation and Nominating Committees. Amount includes fees paid for seven Compensation Committee meetings and one Nominating Committee meeting.
(5)	Mr. Lyons is a member of the Compensation and Real Estate Committees. The retainer and meetings fees earned by Mr. Lyons are paid to Lyons Asset Management, of which Mr. Lyons is an affiliate. Amount includes fees paid for six Compensation Committee meetings and six Real Estate Committee meetings.
(6)	Mr. Paisley is the chairman of the Audit Committee and a member of the Real Estate and Governance Committees. Amount includes fees paid for 11 Audit Committee meetings, five Real Estate Committee meetings and two Governance Committee meetings.
(7)	On June 12, 2008, Equinix granted options to purchase a total of 5,000 shares of Equinix’s common stock to each of Messrs. Clontz, Eng, Kriens, Lyons and Paisley and to Crosslink Capital, Inc., which is an affiliate of Mr. Hromadko, at an exercise price per share of $93.78 under the Directors’ Plan and the Incentive Plan.
(8)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R), excluding any forfeiture estimates, and thus includes amounts from awards granted in and prior to 2008. See Note 12 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009 for a discussion of all assumptions made by Equinix in determining the fair value of our equity awards. Amounts consist of (a) $111,815 per director with respect to the options granted to each director who remained on the Board of Directors on June 7, 2007, the date of our 2007 Annual Meeting of Stockholders (the aggregate grant date fair value of each such award was $257,285), (b) $147,734 per director with respect to the options granted to each director who remained on the Board of Directors on June 12, 2008, the date of our 2008 Annual Meeting of Stockholders (the aggregate grant date fair value of each such award was $266,945) (c) $44,008 with respect to the options granted to Mr. Clontz on August 11, 2005 (the grant date fair value of which was $347,885), (d) $181,931 with respect to the options granted to Mr. Lyons on February 15, 2007 (the grant date fair value of which was $726,234), and (e) $260,796 with respect to the options granted to Mr. Paisley on July 19, 2007 (the grant date fair value of which was $1,041,046).
(9)	As of December 31, 2008, Mr. Clontz held outstanding options to purchase 30,000 shares of our common stock; Mr. Eng held outstanding options to purchase 29,500 shares of our common stock; Mr. Kriens held outstanding options to purchase 11,250 shares of our common stock; Mr. Lyons held outstanding options to purchase 20,000 shares of our common stock; and Mr. Paisley held outstanding options to purchase 25,000 shares of our common stock. Mr. Hromadko held no outstanding options; however Crosslink Capital, Inc., of which Mr. Hromadko is an affiliate, held outstanding options to purchase 17,500 shares of our common stock.

OTHER EXECUTIVE OFFICERS

The following are additional executive officers of Equinix, their ages as of March 31, 2009, their positions and offices held with Equinix and certain biographical information. All serve at the discretion of the Board of Directors.

Executive Officers	Age	Positions and Offices Held with Equinix
Jarrett Appleby	47	Chief Marketing Officer
Peter Ferris	51	President, Equinix US
Eric Schwartz	42	President, Equinix Europe
Keith Taylor	47	Chief Financial Officer

Jarrett Appleby has served as Equinix’s chief marketing officer since December 2008. Prior to joining Equinix, Mr. Appleby served as chief strategy and marketing officer at Reliance Globalcom LTD, a global telecommunications company, from August 2006 to December 2008. From January 2006 to December 2007, Mr. Appleby was founder and chief executive officer of ILV Group, a business advisory and consulting company. Before starting ILV Group, Mr. Appleby served as senior vice president of strategy & corporate development for MCI (now Verizon Business), a global telecommunications company, from September 2005 to February 2006, and as senior vice president of MCI Solutions (now Verizon Business), a managed services company, from May 2003 to September 2005.

Peter Ferris has served as Equinix’s president, Equinix US since January 2008. Previously, he served as Equinix’s senior vice president, worldwide sales from December 2006 to January 2008 and as vice president, worldwide sales from July 1999 to December 2006. During the period from June 1997 to July 1999, Mr. Ferris was vice president of sales for Frontier Global Center, a provider of complex web site hosting services. From June 1996 to June 1997, Mr. Ferris served as vice president, eastern sales at Genuity Inc., an Internet services provider. From December 1993 to June 1996, Mr. Ferris was vice president, mid-Atlantic sales at MFS DataNet Inc., a telecommunications services provider.

Eric Schwartz has served as Equinix’s president, Equinix Europe since June 2008. Previously, he served as Equinix’s chief development officer from January 2008 to June 2008 and as vice president, strategy and services from May 2006 to January 2008. Prior to joining Equinix, Mr. Schwartz was vice president of IP Communications at BellSouth, a telecommunications company, from November 1997 to February 2006.

Keith D. Taylor has served as Equinix’s chief financial officer since September 2005. From February 2001 to September 2005, Mr. Taylor served as Equinix’s vice president, finance and chief accounting officer. In addition, from February 1999 to February 2001, Mr. Taylor served as Equinix’s director of finance and administration. Before joining Equinix, Mr. Taylor was employed by International Wireless Communications, Inc., an operator, owner and developer of wireless communication networks, as vice president finance and interim chief financial officer. Prior to joining International Wireless Communications, Inc., Mr. Taylor was employed by Becton Dickinson & Company, a medical and diagnostic device manufacturer, as a senior sector analyst for the diagnostic businesses in Asia, Latin America and Europe.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2009, certain information with respect to shares beneficially owned by (i) each person who is known by Equinix to be the beneficial owner of more than five percent of Equinix’s outstanding shares of common stock, (ii) each of Equinix’s directors and nominees, (iii) each of the executive officers named in Executive Compensation and Related Information, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, CA 94404.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Steven Clontz(1)	21,250	*

Steven Eng(2)	24,500	*

Gary Hromadko(3)	185,918	*

Scott Kriens(4)	76,376	*

Irving Lyons, III(5)	11,000	*

Christopher Paisley(6)	10,000	*

Peter Van Camp(7)	220,172	*

Stephen Smith(8)	81,133	*

Peter Ferris(9)	88,699	*

Eric Schwartz(10)	32,211	*

Marjorie Backaus(11)	45,495	*

Guy Willner	0	*

Keith Taylor(12)	96,741	*

Goldman Sachs Asset Management LP (United States)(13) 32 Old Slip New York, NY 10005	4,561,636	12.02

Wells Capital Management, Inc.(14) 525 Market Street 10th floor San Francisco, CA 94105	4,516,936	11.90

BAMCO, Inc.(15) 767 5th Avenue New York, NY 10153	3,047,023	8.03

Wellington Management Co. LLP(16) 75 State Street Boston, MA 02109	2,135,348	5.63

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Fidelity Management & Research(17) 82 Devonshire Street Boston, MA 02109	2,095,398	5.52

Shumway Capital Partners LLC(18) One Fawcett Place Greenwich, CT 06830	2,037,527	5.37

All current directors and executive officers as a group (12 persons)(19)	848,000	2.22

*	Less than 1%.
(1)	Represents 21,250 shares subject to options exercisable within 60 days of March 31, 2009.
(2)	Represents 24,500 shares subject to options exercisable within 60 days of March 31, 2009.
(3)	Includes 33,500 shares owned by Octave Fund L.P., of which a limited liability company controlled by Mr. Hromadko is the general partner, and as to which Mr. Hromadko disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Hromadko is a venture partner of Crosslink Capital, Inc. Based on a Form 4 filed with the Securities and Exchange Commission on December 1, 2008, Crosslink Capital, Inc. and its funds own an aggregate of 702,265 shares of common stock of Equinix and also own 17,500 shares subject to options exercisable within 60 days of March 31, 2009. However, Mr. Hromadko is not deemed to beneficially own the shares of common stock or the stock options that are beneficially owned by Crosslink Capital, Inc.
(4)	Includes 6,250 shares subject to options exercisable within 60 days of March 31, 2009.
(5)	Includes 7,500 shares subject to options exercisable within 60 days of March 31, 2009.
(6)	Includes 5,000 shares subject to options exercisable within 60 days of March 31, 2009.
(7)	Includes 154,346 shares subject to options exercisable within 60 days of March 31, 2009. Also includes 20,000 shares subject to forfeiture pursuant to a restricted stock grant.
(8)	Includes 52,500 shares subject to forfeiture pursuant to restricted stock grants.
(9)	Includes 24,850 shares subject to options exercisable within 60 days of March 31, 2009 and 19,000 shares subject to forfeiture pursuant to restricted stock grants. Also includes 276 shares held by Mr. Ferris as custodian for his children; Mr. Ferris disclaims beneficial ownership of these shares.
(10)	Includes 18,333 shares subject to forfeiture pursuant to restricted stock grants.
(11)	Includes 18,204 shares subject to options exercisable within 60 days of March 31, 2009.
(12)	Includes 50,282 shares subject to options exercisable within 60 days of March 31, 2009. Also includes 19,416 shares subject to forfeiture pursuant to restricted stock grants.
(13)	Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on February 5, 2009.
(14)	Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on February 2, 2009.
(15)	Based on a Schedule 13-G filed with the Securities and Exchange Commission on February 12, 2009.
(16)	Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on February 17, 2009.
(17)	Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on February 17, 2009.
(18)	Based on a Schedule 13-G filed with the Securities and Exchange Commission on March 9, 2009.
(19)	Includes an aggregate of 293,978 shares subject to options exercisable within 60 days of March 31, 2009. Also includes 129,249 shares subject to forfeiture pursuant to restricted stock grants.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

Equinix’s overall compensation philosophy is designed to provide competitive compensation and benefits programs globally to attract and retain top performing employees utilizing a pay for performance philosophy at both the company and individual level. The Compensation Committee and the management of Equinix believe that the quality, skills and dedication of Equinix’s executive officers are critical factors affecting our long-term value. The various elements of compensation are designed to link and reward individual performance and the performance of Equinix in achieving financial and non-financial objectives. The Compensation Committee and the management of Equinix also believe that the proportion of compensation at risk should rise as an employee’s level of responsibility increases. This philosophy is reflected in Equinix’s strategic compensation design priorities: pay for performance, alignment with stockholders’ interests, employee attraction and retention, cost management and internal pay equity.

In 2008, we delivered revenue growth of 68% and EBITDA (defined below) growth of 88% over 2007. These results follow a strong 2007, with revenue growth of 46% and EBITDA growth of 52% over 2006. We feel our compensation objectives and pay for performance philosophy support these results. We will continue to link our compensation programs to Equinix’s performance in the aim to encourage strong growth and value creation for stockholders in the future.

Overview

Named Executive Officers

This discussion describes Equinix’s executive compensation policies and decisions as they relate to the individuals who served as Equinix’s chief executive officer and chief financial officer during 2008, as well as the other individuals included in the 2008 Summary Compensation Table in this proxy statement, referred to as the named executive officers. Those individuals are:

• Stephen Smith:	Chief Executive Officer and President

• Keith Taylor:	Chief Financial Officer

• Peter Ferris:	President, Equinix U.S.

• Eric Schwartz:	President, Equinix Europe

• Marjorie Backaus:	Former Chief Business Officer

• Guy Willner:	Former President, Equinix Europe

In April 2008, Mr. Willner announced his intention to step down from his role as president, Equinix Europe. He agreed to remain employed by Equinix until June 1, 2008 and thereafter he continued to serve on the board of Equinix Europe, an Equinix subsidiary. It was further announced that Mr. Schwartz, at that time Equinix’s chief development officer, would assume the role of president, Equinix Europe upon Mr. Willner’s departure. Further details of Equinix’s compromise agreement with Mr. Willner can be found elsewhere in this discussion and in the section entitled “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement. Additionally, details on Mr. Schwartz’s compensation can be found elsewhere in this discussion.

In July 2008, Ms. Backaus announced her intention to step down from her role as chief business officer. She agreed to remain employed by Equinix through February 15, 2009 although her hours were reduced, effective

November 1, 2008, to 50% through December 31, 2008 and 20% thereafter. Further details of Equinix’s agreement with Ms. Backaus can be found elsewhere in this discussion and in the section entitled “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement.

2008 Program Objectives

The Compensation Committee of the Equinix Board of Directors oversees, reviews and administers all of Equinix’s compensation, equity and employee benefit plans and programs relating to executive officers, including the named executive officers, approves the global guidelines for the compensation program for Equinix’s non-executive employees and approves Equinix’s projected global equity usage. The Compensation Committee also acts periodically to evaluate the effectiveness of the compensation programs at Equinix and considers recommendations from its consultant, Compensia, Inc., and management regarding new compensation programs and changes to those already in existence. The Compensation Committee’s objectives are to align executive compensation with Equinix’s long-term and short-term business objectives and performance and to ensure that the compensation paid to each executive officer, including the named executive officers, reflects Equinix’s performance and the executive officer’s own contribution to Equinix and his or her level of performance. The Compensation Committee applies its judgment in determining the amount and mix of compensation elements for each executive officer. A significant percentage of total compensation is tied to performance as a result of the philosophy mentioned above. Though the Compensation Committee balances each compensation element for each executive officer individually, in 2008 the average overall pay mix for our named executive officers was as follows:

•	Base Salary: 16.4%

•	Annual Incentive Compensation: 10.3%

•	Long-Term Equity Compensation: 73.3%

(Based on the market value of the equity awards on the date first discussed and considered by the Compensation Committee in December 2007.)

(Excluding Mr. Willner, whose compensation for 2008 was approved by the Compensation Committee in August 2007 and became effective upon the closing of the acquisition of IXEurope in September 2007.)

In making compensation decisions for the 2008 fiscal year, the Compensation Committee assessed compensation levels against data provided by Compensia, Inc. and approved compensation plans taking into account individual performance and our competitive market for talent, including a select peer group of companies against which we benchmark our performance and executive compensation programs.

Pay Positioning and Process for Reviewing and Adjusting Executive Pay

Our goal is to provide total cash compensation targeted between the 50th and 75th percentiles of market competitive pay practices when targeted levels of performance are achieved as determined by the annual operating plan approved by the Board of Directors. We generally target equity at the 75-90th percentile to aggressively align executive performance and rewards to company results and stockholder interests; however, if performance results or specific retention concerns justify it, we may go above this threshold. In 2007, Equinix participated in the AON/Radford High Technology survey as well as benchmarked to a special cut of the survey which included select sector companies with revenues from $200 million to $1 billion, with average revenues of $600 million. We consider this our competitive market. Our annual revenues were approximately $705.0 million in 2008. In addition, a select peer group was chosen from our competitive market by identifying companies from our Radford special report of data in our select sectors (software, hardware, telecommunications), of our size ($200 million to $1 billion in revenues), and aligned to Equinix in terms of organizational make-up and competition for employees and business. In addition, direct competitors and peers used by Equinix for other business analysis and comparisons were added. The select peer group was reviewed and verified by the chief executive officer and the Compensation Committee. Our select peer group will be reviewed annually to ensure it reflects changes in our market and competitors for business and talent. For 2008, our select peer group consisted of the following companies:

• Akamai Technologies	• Citrix Systems

• Digital Realty Trust	• Digital River

• F5 Networks	• Internap Network Services

• J2 Global Communications	• Level 3 Communications

• Limelight Networks	• Navisite

• Neustar	• Salesforce.com

• Savvis Communications	• Switch & Data

• Terremark Worldwide	• Verisign

The Compensation Committee targets total cash compensation for the executive officers, including the named executive officers, between the 50th and 75th market percentiles to provide competitive base salary, annual incentive compensation and health and welfare benefits that will attract and retain top talent, while offering long-term equity compensation between the 75th and 90th percentiles in recognition of strong corporate performance that will set us apart from our competitors and serve as a market place differentiator. Executive pay is reviewed at least annually to determine positioning to the marketplace. After this review, if an element of compensation is found to be below the targeted level, a recommendation may be made to adjust that element of compensation in light of our compensation philosophy and individual performance. Likewise, if the review shows an element of our compensation to be above the targeted level, that data is also taken into consideration in determining compensation position and movement for that individual.

The 2008 compensation proposals were first considered by the Compensation Committee in October 2007 and approved in December 2007 and January 2008. In addition to reviewing executive officers’ compensation against the competitive market and select peer group, the Compensation Committee also considers recommendations from the chief executive officer regarding each compensation element for the executive officers who report directly to him in alignment with their individual performance. The chief executive officer, as the manager of the members of the executive team, assesses the named executive officers’ contributions to Equinix’s performance and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, annual incentive compensation and equity refresh grant for each named executive officer, other than himself. The Compensation Committee meets to evaluate, discuss and modify or approve these recommendations, and to conduct a similar evaluation of the chief executive officer’s performance against corporate objectives established by agreement of the chief executive officer and the Compensation Committee. The other named executive officers do not play a role in their own compensation determinations, other than discussing individual performance objectives with the chief executive officer.

Members of management support the Compensation Committee in its work. In addition, the Compensation Committee has the exclusive authority under its charter to engage the services of independent outside counsel, consultants, accountants and other independent advisers to assist the Compensation Committee in carrying out its duties. In accordance with this authority, beginning in 2006, the Compensation Committee engaged the services of Compensia, Inc. to advise the Compensation Committee on matters related to compensation for executive officers and other key employees, and on best practices to follow as they review and make decisions on Equinix’s compensation programs.

In connection with the 2008 compensation decisions, Compensia, Inc. prepared and presented the Compensation Committee with an executive compensation study, assessing Equinix’s current and proposed executive pay and financial performance as compared to its select peer group, and a detailed market assessment of Equinix’s current and proposed equity programs. In addition, Compensia, Inc. provided the Compensation

Committee with “tally sheets” outlining the total dollar compensation paid to each named executive officer in 2007 and proposed for 2008, including base salary, annual incentive compensation, long-term equity compensation, and other compensation. In addition, the tally sheets outlined and quantified the potential payments upon termination or change-in-control that would be paid to each named executive officer. The Compensation Committee used the tally sheet information as a basis for understanding recommended changes to components of our executive compensation program.

In addition, the Compensation Committee was provided by management with an analysis of the unvested shares held by each named executive officer, the potential value of those unvested shares over a four-year period, and how that value compares to the select peer group for similar positions. This analysis allows the Compensation Committee to evaluate the degree to which unvested shares held by a named executive officer hold retention value.

During 2008, Compensia, Inc. also provided an overall equity analysis and structure for the global Equinix employee program, for implementation in 2009. In the current market downturn, our 2009 equity programs are as stated in our targeted market positioning and philosophy and aligned to current market values.

Compensia, Inc. continues to advise the Compensation Committee on an on-going basis and a representative from the firm attends all Compensation Committee meetings.

Our chief executive officer attended all but one Compensation Committee meeting in 2008 and reviewed and provided input on agendas and compensation proposals and recommendations brought before the Compensation Committee for review and approval.

Principal Elements of Executive Compensation

Base Salary

Base salary for the executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation data by benchmarking salaries paid in our competitive market and select peer group. In 2008, most executive salaries were positioned within the 50th and 75th market percentiles except where a salary below the 50th percentile was needed to position the executive within the 50th and 75th market percentiles for total cash compensation. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance and experience, internal equity, changes in job duties and responsibilities, and overall financial results. In October and December 2007, the Compensation Committee conducted its annual review of executive base salaries. As a result of that review, in December 2007 the Compensation Committee approved a March 1, 2008 increase in the salaries of our named executive officers as reflected in the 2008 Summary Compensation Table in this proxy statement. For 2008, base salary increases for our named executive officers ranged from approximately 4% to 25%, based upon role, performance and market data. The majority of base salary increases were driven by the continued movement in the competitive market and our desire to keep base pay aligned to our stated philosophy. Mr. Willner did not receive an increase in base salary as he had recently joined Equinix in connection with the acquisition of IXEurope. In June 2008, Mr. Schwartz’s base salary was increased to $270,000, an increase of 8%, in connection with his promotion to president, Equinix Europe.

For 2009, base salary increases for our employees, including our executive officers, were delayed due to the economic environment.

Annual Incentive Compensation

Annual incentive compensation for the named executive officers is linked to the attainment of Equinix’s corporate goals through a cash incentive plan that calculates payouts based on Equinix’s growth. Accordingly, in January 2008, the Compensation Committee adopted the 2008 annual incentive plan, pursuant to which all regular non-sales commissioned part-time and full-time employees were eligible to earn annual cash bonuses.

Under the 2008 annual incentive plan, the Compensation Committee assigned each named executive officer an annual maximum bonus amount tied to the achievement of specific goals related to EBITDA (defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and any gains or losses from asset sales) as set forth in the 2008 operating plan approved by the Board of Directors. For 2008, having achieved a global market leadership position, we became more focused on the ability to drive increased EBITDA, consistent with the expectations of a company in a market leadership position, and thus tied the 2008 annual incentive plan to solely that metric. The maximum bonus set for each named executive officer was based on targets for comparable positions in our competitive market and select peer group and was stated in terms of a percentage of the named executive officer’s base salary for the year. Under the 2008 annual incentive plan, as a percentage of base salary, maximum bonuses were as follows:

• Chief Executive Officer:	100%

• Chief Financial Officer:	60%

• Chief Business Officer:	50%

• President, Equinix U.S.:	50%

• President, Equinix Europe:	50%

100% of the 2008 annual incentive plan was to be funded if Equinix achieved the Board of Directors approved EBITDA goal in the 2008 operating plan. For every 1% below operating plan for EBITDA, the annual incentive plan pool would be reduced by 20% and there would be no pool if either revenue or EBITDA were 95% or less than the operating plan targets. Under the 2008 annual incentive plan design, the EBITDA goal would be adjusted for extraordinary events, such as expansion centers or acquisitions, not contemplated in the operating plan. The Board of Directors approved revenue and EBITDA goals for 2008 were $669 million and $252 million, respectively. The goals set were consistent with bookings growth we had experienced in the past, while taking into account the available inventory in each of our markets. The goals also contemplated strong growth in Europe and Asia, investment in headcount and key areas to scale Equinix to the appropriate operating level and continued expansion in key markets where inventory was limited or would become limited during the year. No adjustments were made to such goals during 2008.

In 2008, we reported revenues of approximately $705.0 million and EBITDA of approximately $293.0 million – increases of 68% and 88%, respectively, over the prior year. Thus, for 2008, Equinix achieved results that funded 100% of the 2008 annual incentive plan. Cash bonus awards paid reflected these results. The 2008 Summary Compensation Table in this proxy statement sets forth the actual incentive compensation earned by the named executive officers for performance in 2008 (paid in full during March of 2009).

In addition to the 2008 annual incentive plan, a 2008 quarterly revenue plan applied to Mr. Ferris, our president, Equinix U.S. Under this plan, Mr. Ferris had the opportunity to earn up to 20% of his base salary based upon quarterly revenue targets for the U.S., as set forth in the Board of Directors-approved operating plan. This additional incentive compensation was created to maintain Mr. Ferris’s total cash opportunity as he transitioned from a sales commission plan to the annual incentive plan as he assumed his new role as president, Equinix U.S. For 2008, Mr. Ferris earned $58,000 under this quarterly revenue plan, the maximum allowable.

For fiscal 2009, the Compensation Committee has implemented the 2009 annual incentive plan pursuant to which bonuses are linked to the attainment of Equinix’s corporate goals through a cash incentive plan that calculates payouts based on Equinix’s achievement of an EBITDA target. Under the 2009 annual incentive plan, as a percentage of base salary, maximum bonuses are as follows:

• Chief Executive Officer:	100%

• Chief Financial Officer:	65%

• Other Named Executive Officers:	65%

The actual bonuses can range from 0% to 100% of the target amounts. The payout percentage depends on the degree to which we attain or exceed Equinix’s approved operating plan and each individual’s performance. In addition, at its discretion the Compensation Committee may reduce or eliminate the actual award that otherwise would be payable should economic conditions warrant it. The 2009 EBITDA goal set by the Board of Directors is designed to motivate management to fully capitalize on Equinix’s potential and deliver maximum value to stockholders. The goal is consistent with bookings growth we have experienced in the past, while taking into account the available inventory in each of our markets and unfolding global economic conditions. The goal also contemplates growth in the U.S., Europe and Asia and significant investment in headcount and key initiatives to scale Equinix to the appropriate operating level. In addition, Equinix will continue to expand in key existing markets where inventory is limited or will become limited in the current year and where we see customer demand. Any single failure to achieve this revenue growth, a delay in anticipated inventory becoming available to us to sell, or over-spending on corporate initiatives will negatively affect our ability to meet the EBITDA goal.

Long-Term Equity Compensation

Since 2005, all equity awards to the named executive officers of Equinix have primarily been grants of performance-based restricted stock or restricted stock units. Such a grant gives the named executive officer the right to receive a specified number of shares or units of Equinix common stock, at no cost to the executive officer, if he or she remains employed by Equinix until the award vests. Unlike a stock option, whether or not a restricted stock or stock unit grant has compensation value does not depend solely on future stock price increases. Restricted stock and stock units can therefore deliver greater share for share compensation value at grant than stock options. As a result, restricted stock and stock unit grant sizes are generally smaller than stock option grants. This issuance of fewer shares also has a favorable impact on our burn rate resulting in less dilution for our stockholders. To date, the restricted stock and stock unit awards to our named executive officers have generally contained performance vesting triggers with additional service requirements upon the performance triggers being met. The Compensation Committee believes that restricted stock and stock unit awards with performance-based vesting encourage executive performance by focusing on long-term growth and profitability which it believes are the primary drivers of stockholder value creation. Other than awards granted to new hires, since 2005 the only solely service-based award granted to executive officers was a grant in 2007 to aid in the transition of a new chief executive officer.

Generally, a market competitive equity grant is made in the year that an executive officer commences employment with Equinix. Thereafter, a refresh grant is generally made during the first quarter of each fiscal year. The size of each grant is set at a level between the 75th and 90th market percentiles that the Compensation Committee deems appropriate to create a meaningful opportunity to realize value from equity based upon the individual’s position with Equinix, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period, Equinix’s performance in the recent period, the competitive marketplace trends, and the retention value of unvested options or shares held by the individual at the time of the new grant.

In January 2008, the Compensation Committee granted awards of restricted stock units to Equinix’s named executive officers with both performance and service vesting triggers. For the first time since 2005, the grants were not tied to stock price performance as that metric was deemed to no longer serve as an accurate measure of Equinix’s success. Instead, vesting was made entirely dependent upon Equinix’s 2008 performance against the same revenue and EBITDA targets used in the 2008 annual incentive plan—common measures of company performance amongst our select peer group and key metrics to measure Equinix’s continued long-term value. 80% of the shares issuable under the restricted stock unit awards would vest over three years upon satisfaction of 95% of Equinix’s revenue and EBITDA goals for 2008 of $669 million and $252 million, respectively. 20% of the shares issuable under the restricted stock unit awards would vest over three years upon satisfaction of an above target EBITDA goal for 2008 of $255 million to align executive pay to a critical stretch goal that helps drive long-term company performance. The goals could be adjusted from time to time to take into account extraordinary events, such as expansion centers or acquisitions, not contemplated in the operating plan, though no adjustments were made in 2008. The vesting schedule and the number of shares granted were established to ensure a meaningful incentive in each year following the year of grant and to align executive behavior with long-term stockholder value creation.

As stated above, for 2008 we reported revenues of approximately $705.0 million and EBITDA of approximately $293.0 million. Thus, for 2008, Equinix achieved results that triggered the vesting of the initial portion of such restricted stock units. The awards will vest in full in 2011.

The 2008 Grants of Plan-Based Awards table in this proxy statement sets forth the restricted stock unit awards received by the named executive officers in 2008 and further details regarding their vesting.

In March 2009, the Compensation Committee granted awards of restricted stock units to Equinix’s named executive officers with both performance and service vesting triggers. In granting such awards, the Compensation Committee discussed current market trends and developments in light of the current economic downturn, and sized the awards with this in mind.

Schwartz Expatriate Agreement

In April 2008, the Compensation Committee approved an expatriate agreement for Mr. Schwartz in connection with his assumption of the leadership role of Equinix’s European business, headquartered in London, England, in June 2008. Mr. Schwartz’s international assignment is anticipated to continue for approximately two years. In addition to his base salary and continued participation in Equinix’s annual incentive plans, under the expatriate agreement Mr. Schwartz is entitled to benefits that are designed to minimize the financial impact of the expatriate assignment and minimize the disruption to his family of the overseas location. Among the benefits offered are tax equalization payments, participation in an international health plan for Mr. Schwartz and his family, housing assistance, dependent education costs, and an annual cost of living payment of $35,920 to address the higher cost of living in London. Additional details regarding Mr. Schwartz’s expatriate agreement may be found elsewhere in this discussion and proxy statement.

Severance, Change-in-Control and other Post-Employment Programs

In August 2007, the Compensation Committee reviewed Equinix’s severance and change-in-control programs as compared to current market practices. This review was suggested by Compensia, Inc. as a best practice for the Compensation Committee but was also driven by Equinix’s growth and the recruitment of new executives. As a result of that review, certain changes were implemented to such programs as described in further detail below.

We have entered into a severance agreement as a part of each current named executive officer’s offer of employment which provides for a severance payment equal to the named executive officer’s annual base salary and maximum bonus in the event his employment is terminated for any reason other than cause or he voluntarily resigns under certain circumstances as described in the agreement. In addition, under the agreement, the named executive officer is entitled to the payment of his monthly health care premiums under the Consolidated Omnibus Budget Reconciliation Act for up to 12 months. In the case of Mr. Schwartz, such benefits are contingent upon a change-in-control of Equinix. Mr. Smith’s severance agreement also provides that any restricted stock outstanding on the date of termination will vest pro rata as to any partially completed installment. The severance program is a competitive element of executive recruitment and compensation, and allows for a temporary source of income in the event of an executive’s involuntary termination of employment.

In 2008, all existing severance agreements were amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, all severance agreements were amended to provide for a three-year term. Prior to this amendment, the severance agreements had no term. The imposition of a three-year term was requested by the Compensation Committee to allow for the reevaluation of this severance benefit on a periodic basis to align it with changing market practices. The amendments also specify that an executive cannot voluntarily resign for four months following a change-in-control of Equinix and still trigger the benefits under the severance agreement. This “stay-put” clause was also requested by the Compensation Committee to require that executives stay to assist with any transition after a change-in-control.

Mr. Schwartz’s expatriate agreement provides that upon his repatriation Equinix will use reasonable efforts to find a comparable position for him in Foster City, California or another mutually agreed upon location. If, at that time, no comparable position is available for him in the United States, he will receive a severance payment equal to 12 months’ base salary and a payment that is representative of his pro-rata bonus for the year in which he returns from his assignment, in exchange for a signed waiver and release. If Mr. Schwartz becomes eligible for severance payments under his expatriate agreement and also under his severance agreement described above he will receive the severance payment which is more beneficial.

Options and restricted shares granted to the named executive officers of Equinix prior to 2008 provide for 12 months vesting acceleration upon a change-in-control of Equinix, regardless of whether any applicable stock price appreciation targets have been obtained. This practice is no longer considered to be consistent with best practices and was eliminated in the 2008 equity grants to the named executive officers. Further, under our equity incentive plans, a named executive officer’s awards granted prior to February 2008 will vest in full should he be involuntarily terminated, or should he voluntarily resign under certain circumstances, within 18 months following the transaction. In February 2008, the Compensation Committee amended our equity incentive plans to eliminate this provision. Restricted stock or stock unit awards granted to our named executive officers after February 2008 will only vest as to 50% (and options will vest as to 0%) of the outstanding unvested portion of such awards, in connection with an involuntarily termination or voluntary resignation under certain circumstances, within 12 months following a change-in-control, in the case of an involuntary termination, and between the date that is four months following a change-in-control and the date that is 12 months following a change-in-control, in the case of a voluntary resignation. These amendments were designed to further align our equity acceleration provisions with best practices.

We believe some provision for acceleration of equity awards in connection with changes-in-control protects the stockholders’ interests by encouraging our executive officers to continue to devote their attention to their duties and to facilitate an acquisition with minimized distraction, and by neutralizing bias the officers might have in evaluating acquisition proposals. In addition, we believe that the events triggering payment, both a change-in-control and an involuntary termination, and then only when there is no misconduct by the officer, are fair hurdles for the ensuing rewards.

Willner Compromise Agreement

In April 2008, we entered into a compromise agreement with Mr. Willner which superseded the severance benefits he was previously entitled to as president, Equinix Europe. Pursuant to the compromise agreement, Mr. Willner and Equinix agreed that his employment would end on June 1, 2008 but that he would continue to serve as the non-executive chairman of an Equinix subsidiary. Further, Equinix agreed to pay Mr. Willner a pro-rated annual bonus of £68,750, continue his health benefits until March 2009, and accelerate the vesting of 23,218 restricted stock units granted to Mr. Willner in September 2007. Mr. Willner was also allowed to continue to vest in his award of 8,000 shares of restricted stock units also granted in September 2007. Mr. Willner’s transition occurred less than one year from Equinix establishing a European presence via its acquisition of IXEurope in September 2007. As such, an individual agreement was entered into with Mr. Willner to provide for a smooth and effective business and leadership transition as Mr. Schwartz assumed his new role as president, Equinix Europe.

Backaus Agreement

In July 2008, we entered into a transition services agreement with Ms. Backaus which superseded the severance benefits she was previously entitled to pursuant to her severance agreement. Pursuant to the transition services agreement, she agreed to remain employed by Equinix through February 15, 2009, although her hours were reduced, effective November 1, 2008, to 50% through December 31, 2008 and 20% thereafter, and we agreed to continue to pay Ms. Backaus her base salary (at a pro rata rate to reflect her reduction in hours) through February 15, 2009 unless she commenced full-time work with another employer, we terminated her employment for cause or she resigned. In addition, if she remained employed with Equinix through February 15, 2009, then she vested in an additional number of restricted stock awards reflecting vesting as if she remained employed through July 1, 2009. Ms. Backaus’ agreement was designed to support a transition plan that allowed for completion of a new branding campaign and other key projects initiated under her leadership, as well as the hiring of and transitioning to a new chief marketing officer, while minimizing disruption to the business.

For further discussion on our severance and change-in-control agreements, see the section entitled “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement.

Benefits and Perquisites

Retirement, life, health and other welfare benefits at Equinix are the same for all eligible employees, including the named executive officers, and are designed to be aligned to our competitive market. Equinix shares the cost of health and welfare benefits with all of our eligible employees and offers an employer 401(k) match, for which all employees, including the named executive officers, are eligible. Each named executive officer, with the exception of Mr. Willner who did not participate in the 401(k) plan, received the maximum match for 2008 of $6,900.

Under his expatriate agreement, Mr. Schwartz is entitled to certain perquisites in connection with his overseas assignment as discussed above. For a complete discussion of these perquisites, see the 2008 Summary Compensation Table elsewhere in this proxy statement.

In November 2008, the Compensation Committee approved an Executive Physical Program for 2009. This program is designed to proactively manage health risks for Equinix’s executives and will have an annual expense of approximately $25,000 for all of the executives in total.

None of our named executive officers received tax gross-ups or other amounts during 2008 for the payment of taxes in connection with other compensation payments with the exception of Mr. Schwartz in connection with his overseas assignment. For further information see the 2008 Summary Compensation Table in this proxy statement.

Corporate Governance

Equity Grant Practices

Equinix does not have a program, plan or practice to time equity grants in coordination with the release of material, non-public information. Nor is there a program, plan or practice of awarding equity grants and setting the exercise price or fair market value based on the stock’s price on a date other than the actual grant date. Accordingly, the exercise price of stock option grants and the value of restricted stock awards will be determined using the closing price of the common stock on the date of grant. However, to the extent an award is made on a date which our common stock does not have a reported closing price then the fair market value of our common stock on that date (used to set the exercise price of options and determine the value of restricted stock awards) shall mean the closing price as of the first trading day following the applicable date on which there is a reported closing price for the common stock. In 2008, all awards were made at the fair market value at the time of the award.

Stock Ownership/Retention

Equinix does not currently maintain any stock ownership or retention policies for executive officers because officer compensation is set within a typical market range and is primarily performance-based and high risk.

Financial Restatement

The Compensation Committee has not adopted a policy with respect to whether Equinix will make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers or others where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. To date, Equinix has not restated any of its financial results.

Accounting and Tax Considerations

Accounting Considerations

Base salary and annual incentive compensation are expensed by Equinix when the services are rendered by the individual employees. In terms of long-term equity compensation, the fair value of stock options and restricted stock and stock unit awards, determined as of their grant date, is amortized as an expense over the awards’ vesting period.

For 2008, the total compensation expense of Equinix’s equity compensation programs under SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”), requiring that all equity-based awards to employees be recognized in the income statement based upon their fair value over the requisite service period, was approximately $55 million. The SFAS 123(R) expense is considered by management in evaluating compensation levels at Equinix. In anticipation of SFAS 123(R), Equinix changed the contractual life of a standard option grant made to employees or consultants from 10 years down to seven years, which had the effect of reducing the reported compensation expense. In addition, during 2008 Equinix transitioned from granting stock options to restricted stock units to its employee base, following a similar transition made in 2005 with respect to its executive officers.

Tax Considerations

Section 162(m) of the Code

Section 162(m) of the Code places a limit of $1.0 million on the amount of compensation that we may deduct for income tax purposes in any one year with respect to our chief executive officer or any of our three other most highly compensated executive officers (excluding our chief financial officer) (each referred to as a covered employee). There is an exemption to the $1.0 million limitation for performance-based compensation meeting certain requirements.

To qualify for the exemption from the $1.0 million deduction limitation, our stockholders approved a limitation under our Incentive Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per fiscal year and, in 2007, our stockholders approved terms (the “Performance Terms”) under which long-term incentive awards for covered employees under our Incentive Plan would be performance-based for purposes of exemption from the limitations of Section 162(m). Because these limitations were adopted, any compensation deemed paid to a covered employee when he or she exercises an option under the Incentive Plan with an exercise price that is at least equal to the fair market value of the option shares on the grant date, or resulting from the vesting of performance-based restricted stock awards, will qualify as performance-based compensation and not be subject to the $1.0 million limitation. The spread between the exercise price of the option, and the fair market value of Equinix’s common stock at the time of exercise, is taken as a tax deduction by Equinix.

Restricted stock awards with performance-based vesting granted under the Incentive Plan prior to the approval by our stockholders of the Performance Terms, and cash awards under the annual incentive program, are subject to the $1.0 million deduction limitation when aggregated with other non-exempt compensation. To maintain flexibility in compensating our named executive officers, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although some amounts we recorded as compensation to certain named executive officers in 2008 were non-deductible by limit of Section 162(m), the limitation does not cause substantial impact to our federal income tax position. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

Compensation Committee Report

Equinix’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Steven Eng, Chairman

Scott Kriens

Irving Lyons, III

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to each individual who served as Equinix’s “principal executive officer,” Equinix’s “principal financial officer,” the two other highest paid executive officers whose total compensation for the year ended December 31, 2008 exceeded $100,000 and two former executive officers (our “named executive officers”).

Equinix has not entered into employment agreements with any of the named executive officers, with the exception of an expatriate agreement with Mr. Schwartz, but has entered into severance agreements pursuant to which each named executive officer is entitled to cash severance upon certain terminations of employment. Our named executive officers are also entitled to certain vesting acceleration benefits upon a change-in-control of Equinix. See the section entitled “Potential Payments upon Termination or Change-in Control” elsewhere in this proxy statement for further discussion.

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards(6) ($)	Option Awards(6) ($)	Non-Equity Incentive Plan Compensation(7) ($)		All Other Compensation(9) ($)		Total ($)
Stephen Smith	2008		$475,000	—		$4,161,159	—	$480,000		$6,900		$5,123,059
Chief Executive Officer & President	2007	(4)	$337,500	437,500	(5)	$2,466,806	—	—		$6,750		$3,248,556
Keith Taylor	2008		$323,833	—		$1,714,810	$213	$201,000		$6,900		$2,246,756
Chief Financial Officer	2007		$264,667	—		$1,455,024	$77,930	$160,800		$6,750		$1,965,171
	2006		$248,000	—		$1,153,199	$177,154	$119,807		$6,600		$1,704,760
Peter Ferris	2008		$285,000	—		$1,481,683	$225	$203,000	(8)	$6,900		$1,976,808
President, Equinix U.S.	2007		$257,000	—		$1,482,606	$82,259	$172,000	(8)	$6,750		$2,000,615
	2006		$241,000	—		$998,460	$186,260	$161,763		$6,600		$1,594,083
Eric Schwartz(1)	2008		$257,500	—		$1,276,287	—	$130,833		$341,292	(10)	$2,005,912
President, Equinix Europe
Marjorie Backaus(2)	2008		$236,000	—		$1,283,038	$205	$130,000		$6,900		$1,656,143
Former Chief Business Officer	2006		$231,417	—		$950,214	$170,091	$112,078		$6,600		$1,470,400
Guy Willner(3) Non-Executive Chairman, Equinix Group Limited	2008		$181,197	—		$2,554,099	—	—		$199,704	(11)	$2,935,000

(1)	Mr. Schwartz became our president, Equinix Europe, effective June 1, 2008. Prior to that, he served as our chief development officer.
(2)	Ms. Backaus announced her resignation in July 2008 and began working on a part-time basis on November 1, 2008. Ms. Backaus was a named executive officer in 2006 but not in 2007 and therefore no information is provided for 2007.
(3)	Until June 1, 2008, Mr. Willner served as our president, Equinix Europe. Amounts in the “Salary”, “Bonus” and “All Other Compensation” columns were converted from pound sterling to U.S. dollars using the average exchange rate from January 1, 2008 through Mr. Willner’s termination date of .5059 GBP to 1 U.S. dollar.
(4)	Mr. Smith joined Equinix on April 2, 2007.
(5)	Includes a guaranteed 2007 bonus equal to 100% of his base salary, prorated based on Mr. Smith’s start date, and a $100,000 signing bonus.
(6)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year in accordance with SFAS 123(R), excluding any forfeiture estimates, and thus includes amounts from awards granted in and prior to the applicable fiscal year. See Note 12 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009 for a discussion of all assumptions made by Equinix in determining the SFAS 123(R) values of our equity awards.
(7)	The amounts in this column reflect the cash bonus awards to the named executive officers under our 2008 annual incentive plan, discussed in greater detail in “Compensation Discussion and Analysis” in this proxy statement.
(8)	Includes awards under Mr. Ferris’s 2008 quarterly revenue plan and 2007 annual sales incentive plan.
(9)	Amounts reflect matching contributions made by Equinix to the named executive officers’ respective 401(k) plan accounts. All Equinix U.S. employees are eligible for our 401(k) plan matching program.

(10)	Includes $206,072 in Company-paid housing, $56,312 in Company-paid tuition for Mr. Schwartz’s children, a $17,265 tax equalization payment, a $5,564 tax gross-up payment, as well as a cost of living adjustment, an automobile allowance, temporary living expenses, and a one-time settlement allowance pursuant to Mr. Schwartz’s expatriate agreement.
(11)	Includes the following severance benefits: a pro rata bonus of $136,318, company-paid legal fees and company-paid health insurance premiums from Mr. Willner’s termination date through March 1, 2009. Also includes contributions to Equinix’s UK pension scheme and a monthly travel allowance. All amounts were paid in pound sterling and have been converted to U.S. dollars. In the case of recurring payments, such as the pension contributions and travel allowance, the average exchange rate from January 1, 2008 through Mr. Willner’s termination date was used. In the case of one-time payments made in connection with Mr. Willner’s termination of employment, including the pro rata bonus payment, the exchange rate on Mr. Willner’s termination date of .5043 GBP to 1 U.S. dollar was used.

“Salary,” “bonus” and “non-equity incentive plan compensation” accounted for the following percentages of the total compensation of the named executive officers in 2008.

Name	Salary as % of Total Compensation	Bonus and/or Non-Equity Incentive Plan Compensation as % of Total Compensation
Stephen Smith	9%	9%
Keith Taylor	14%	9%
Peter Ferris	14%	10%
Eric Schwartz	13%	7%
Marjorie Backaus	14%	8%
Guy Willner	6%	N/A

2008 Grants of Plan-Based Awards Table

The following table sets forth each non-equity incentive plan award and equity award granted to Equinix’s named executive officers during fiscal year 2008.

With the exception of Guy Willner, who participated in a bonus plan for our European region, each individual listed below was granted a non-equity incentive plan award pursuant to our 2008 annual incentive plan. The amounts shown in the “target” column reflect the target payment level under the plan if Equinix achieved the EBITDA goal in its 2008 operating plan. The bonus pool was subject to reduction by 20% for every 1% below the EBITDA goal in our operating plan, and no bonuses were payable if either 2008 EBITDA or revenue were 95% or less than the operating plan target. The actual amounts paid to each officer are shown in the Summary Compensation Table above.

Mr. Ferris was also eligible for a bonus of up to 20% of his base salary based on quarterly revenue targets for the United States. 25% of the bonus was payable at the end of each quarter if the revenue target set forth in the Company’s 2008 operating plan for that quarter was met. If a quarterly revenue target was not achieved at the end of the quarter but was achieved on a cumulative basis at the end of a subsequent quarter, then the bonus for the prior quarter became payable at that time. Both the 2008 annual incentive plan and Mr. Ferris’ bonus are discussed in greater detail in “Compensation Discussion and Analysis” elsewhere in this proxy statement. The actual amounts paid to each officer pursuant to the 2008 annual incentive plan and Mr. Ferris’ quarterly revenue bonus are shown in the Summary Compensation Table above.

Mr. Willner participated in a bonus plan for our European region. 75% of his bonus was based on EBITDA objectives, 10% was based on specific project-related milestones and the remaining 15% was based on individual objectives. The amount shown in the “target” column below represents the amount payable if all of the objectives were achieved, which was also the maximum bonus payable under the plan. Due to Mr. Willner’s resignation in June 2008, he was not eligible for a bonus under this plan. However, we paid Mr. Willner a pro rata bonus in connection with his termination of employment, which is included in the “All Other Compensation” column in the Summary Compensation Table above.

With the exception of Mr. Willner who received a different award described below, we granted restricted stock units to our named executive officers in January 2008 with both service and performance vesting requirements. If the Company achieved 95% of both its 2008 revenue and EBITDA goals, then 80% of the units subject to each award vest as follows provided the officer remains in service: 50% upon achievement of those goals, 25% of units on February 15, 2010 and the remaining 25% of the units on February 15, 2011. The remaining 20% of the units vest based on the same 3 year schedule but only if the Company achieved a higher EBITDA goal. As of February 12, 2009, the Compensation Committee determined that the revenue and EBITDA objectives applicable to these awards had been achieved and therefore 50% of the units vested at that time.

Mr. Willner was also granted restricted stock units in January 2008. Vesting of Mr. Willner’s award was to occur semi-annually over three years from a vesting commencement date of January 1, 2008 provided our stock appreciated to pre-determined levels. However, this award was cancelled in connection with Mr. Willner’s termination of employment in June 2008 prior to vesting in any of the units.

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards(1) ($)
	Grant Date	Target ($)		Target (#)
Stephen Smith	N/A	$480,000		—		—
Stephen Smith	1/31/08	—		40,000		$3,021,200
Keith Taylor	N/A	$201,000		—		—
Keith Taylor	1/31/08	—		16,000		$1,208,480
Peter Ferris (annual incentive plan)	N/A	$145,000		—		—
Peter Ferris (quarterly revenue bonus)	N/A	$58,000		—		—
Peter Ferris	1/31/08	—		10,000		$755,300
Eric Schwartz	N/A	$130,833		—		—
Eric Schwartz	1/31/08	—		9,500		$717,535
Marjorie Backaus	N/A	$130,000		—		—
Marjorie Backaus	1/31/08	—		9,500		$717,535
Guy Willner	N/A	$329,505	(2)	—		—
Guy Willner	1/2/08	—		12,000	(3)	$1,152,480

(1)	The amounts in this column represent the aggregate grant date fair value of the equity award calculated in accordance with FASB 123 (R). See Note 12 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009 for a discussion of all assumptions made by Equinix in determining the SFAS 123(R) values of our equity awards.
(2)	Mr. Willner’s compensation was paid in pound sterling. His target bonus of 75% of his base salary has been converted to U.S. dollars using the exchange rate on January 1, 2008, which was .5008 GBP to 1 U.S. dollar.
(3)	These restricted stock units were cancelled in connection with Mr. Willner’s resignation in June 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

The following table sets forth information regarding each unexercised option and all unvested stock and restricted stock units held by each of our named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#) Exercisable		Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(8) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(8) ($)
Stephen Smith	—		—	—	—	15,000	(5)	797,850	—		—
	—		—	—	—	—		—	37,500	(9)	1,994,625
	—		—	—	—	—		—	40,000	(10)	2,127,600
Keith Taylor	625	(2)	—	224.00	06/13/2010	—		—	—		—
	2,344		—	119.00	01/09/2011	—		—	—		—
	7,813	(3)	—	12.16	09/26/2011	—		—	—		—
	39,500		—	30.02	02/09/2014	—		—	—		—
	—		—	—	—	2,333	(6)	124,092	—		—
	—		—	—	—	—		—	3,500	(11)	186,165
	—		—	—	—	—		—	13,125	(12)	698,119
	—		—	—	—	—		—	13,333	(13)	709,182
	—		—	—	—	—		—	16,000	(14)	851,040
Peter Ferris	1,750	(2)	—	224.00	06/13/2010	—		—	—		—
	3,825		—	119.00	01/09/2011	—		—	—		—
	82		—	122.00	01/09/2011	—		—	—		—
	19,193		—	30.02	02/09/2014	—		—	—		—
	—		—	—	—	2,666	(6)	141,805	—		—
	—		—	—	—	—		—	3,625	(11)	192,814
	—		—	—	—	—		—	10,500	(12)	558,495
	—		—	—	—	—		—	15,000	(13)	797,850
	—		—	—	—	—		—	10,000	(10)	531,900
Eric Schwartz	—		—	—	—	—		—	12,000	(7)	638,280
	—		—	—	—	1,916	(6)	101,912	—		—
	—		—	—	—	—		—	11,666	(13)	620,515
	—		—	—	—	—		—	9,500	(10)	505,305
Marjorie Backaus	10,547	(4)	—	32.00	11/10/2009	2,166	(6)	—	3,875		—
	1,750	(2)	—	224.00	6/13/2010	—		—	9,375		—
	82		—	122.00	1/9/2011	—		—	12,500	(13)	—
	3,825		—	119.00	1/9/2011	—		—	9,500	(10)	—
	2,000		—	30.02	2/9/2014	—		—	—		—
Guy Willner	—		—	—	—	—		—	8,000	(14)	425,520

(1)	Except as otherwise noted below, all options held by our named executive officers vest ratably over 48 months. See “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement for a discussion of the acceleration provisions applicable to our named executive officers’ equity awards.
(2)	Option vested over four years, 25% on the one year anniversary of the grant date, or June 13, 2001, followed by 36 months of ratable monthly vesting.

(3)	Option vested ratably over 24 months from September 26, 2001.
(4)	Option vested over four years, 25% on November 8, 2000, followed by 36 months of ratable monthly vesting.
(5)	Vests over four years from April 2, 2007, 25% after one year followed by six equal semi-annual installments of 12.5%.
(6)	Vests over two years from January 1, 2007 with 16.67% vesting after six and 12 months of service and 33.33% vesting after 18 and 24 months of service.
(7)	Vests over four years from July 1, 2006, 25% after one year followed by 6 equal semi-annual installments of 12.5% and only if our stock appreciates to pre-determined levels.
(8)	Computed in accordance with Securities and Exchange Commission rules as the number of unvested shares or units multiplied by the closing price of Equinix’s common stock at the end of the 2008 fiscal year, which was $53.19 on December 31, 2008. The actual value realized by the officer depends on whether the award vests and the future performance of Equinix’s common stock.
(9)	Vesting of these shares occurs over the same schedule described in footnote 5 above and will only occur if our stock appreciates to pre-determined levels.
(10)	These individuals listed above received a grant of restricted stock units on January 31, 2008. If Equinix achieved 95% of both its 2008 revenue and EBITDA goals, then 80% of the units subject to each award vest as follows provided the officer remains in service: 50% upon achievement of those goals, 25% of units on February 15, 2010 and the remaining 25% of the units on February 15, 2011. The remaining 20% of the units vest based on the same 3 year schedule but only if the Company achieved a higher EBITDA goal.
(11)	These individuals listed above received a grant of restricted stock on February 8, 2005. Vesting of these shares occurs semi-annually over four years from a vesting commencement date of January 1, 2005 and will only vest if our stock appreciates to pre-determined levels.
(12)	These individuals listed above received a grant of restricted stock on January 10, 2006. Vesting of these shares occurs semi-annually over four years from a vesting commencement date of January 1, 2006 and will only vest if our stock appreciates to pre-determined levels.
(13)	These individuals listed above received a grant of restricted stock on January 2, 2007. Vesting of the shares occurs over four years and only if our stock appreciates to certain pre-determined levels, with 16.67% vesting after 18 months from January 1, 2007 and the remainder in semi-annual installments over the next 2.5 years.
(14)	All of the restricted stock units will vest if Equinix achieves its 2008 revenue, EBITDA and CAPEX targets for the European region.

2008 Option Exercises and Stock Vested Table

The following table shows the number of shares acquired upon exercise of options by each named executive officer during fiscal year 2008 and the number of shares of restricted stock and restricted stock units held by each named executive officer that vested during fiscal year 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Stephen Smith	—	—	31,500	$2,171,715
Keith Taylor	2,000	$102,236	21,917	$1,998,715
Peter Ferris	—	—	21,250	$1,933,997
Eric Schwartz	—	—	11,209	$1,013,792
Marjorie Backaus	2,634	$191,218	19,750	$1,800,287
Guy Willner	—	—	23,218	$2,183,421

(1)	Value realized is based on the fair market value of our common stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.
(2)	Value realized is based on the fair market value of our common stock on the vesting date multiplied by the number of shares or units vested and does not necessarily reflect proceeds actually received by the named executive officer.

Pension Benefits

Not applicable.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Not applicable.

Potential Payments Upon Termination or Change-in-Control

Cash Severance Agreements

We have entered into severance agreements with each of our named executive officers except Mr. Willner. However, as described below, Ms. Backaus is no longer entitled to benefits under her severance agreement.

Under their severance agreements, Messrs. Smith, Taylor and Ferris are entitled to benefits if they voluntarily resign for good reason or if Equinix terminates their employment for any reason other than cause. However, the officers may not resign for good reason for a four month period following a change-in-control. Mr. Schwartz is only entitled to benefits following a change-in-control, if Equinix terminates his employment for any reason other than cause within 12 months after a change-in-control or if he resigns for good reason during the period beginning four months after a change-in-control and ending 12 months after a change-in-control.

In the event of a qualifying termination, the severance agreements with our executive officers provide for the following benefits, provided the officer signs a general release of claims:

•

A lump sum severance payment equal to 100% of the officer’s annual base salary and target bonus (at the annual rate in effect immediately prior to the actions that resulted in the qualifying termination).

•

If the officer elects to continue health insurance coverage under COBRA then Equinix will pay the officer’s monthly premium under COBRA for up to the 12-month period following cessation of the officer’s employment.

In addition, pursuant to his severance agreement, Mr. Smith’s restricted stock awards will vest pro rata with respect to the installment that would otherwise vest on the vesting date following his termination date. However, pro rata vesting of any equity award that includes performance-based vesting will only occur if the performance criteria applicable to such award have been met as of his termination date.

The severance agreements also contain non-solicitation, non-competition (during employment with Equinix), and cooperation and non-disparagement covenants.

The following definitions are used in the severance agreements with our named executive officers:

•	In the case of Messrs. Smith and Taylor, “Good Reason” means either:

•	a material diminution in the officer’s authority, duties or responsibilities;

•

a material reduction in the officer’s level of compensation (including base salary and target bonus) other than pursuant to a company-wide reduction of compensation where the reduction applicable to the officer is substantially equal, on a percentage basis, to the reduction of the other executive officers; or

•	a relocation of the officer’s place of employment by more than 30 miles without the officer’s consent.

•	In the case of Mr. Smith only, a breach of Mr. Smith’s offer letter or severance agreement by Equinix or the failure of any successor to assume those agreements.

•	In the case of Messrs. Ferris and Schwartz, “Good Reason” means either:

•

a material diminution in the officer’s authority, duties or responsibilities, provided, however, if by virtue of Equinix being acquired and made a division or business unit of a larger entity following a change-in-control, the officer retains substantially similar authority, duties or responsibilities for such division or business unit of the acquiring corporation but not for the entire acquiring corporation, such reduction in authority, duties or responsibilities shall not constitute good reason;

•

a 10% or greater reduction in the officer’s average level of compensation over the prior three calendar years, determined based on salary, target bonus and the FASB 123R grant value of any equity awards; or

•	a relocation of the officer’s place of employment by more than 30 miles without the officer’s consent.

•

“Cause” includes the officer’s unauthorized use or disclosure of trade secrets which causes material harm to Equinix, the officer’s conviction of, or a plea of “guilty” or “no contest” to, a felony, or the officer’s gross misconduct.

•	The definition of “change-in-control” in the severance agreements with our named executive officers is the same definition as in our 2000 Equity Incentive Plan, described below.

In April 2008, we entered into an expatriate agreement with Mr. Schwartz pursuant to which he agreed to relocate to the United Kingdom for approximately two years to serve as our president, Equinix Europe. Pursuant to that agreement, if we do not have a comparable position for Mr. Schwartz in the United States at the end of that assignment, Mr. Schwartz will be entitled to a lump sum severance payment equal to 12 months of his annual base salary and a pro-rata bonus for the year in which the termination occurred provided he signs a release of claims. If Mr. Schwartz becomes eligible for severance payments under the expatriate agreement and also under the cash severance agreement described above, then he will receive whichever is more beneficial to him. In addition, if we terminate Mr. Schwartz’s employment during the assignment for any reason other than cause or if Mr. Schwartz resigns and promptly returns to the United States, we will pay the transportation costs to bring Mr. Schwartz, his family and his household goods back to the United States. During the duration of Mr. Schwartz’s assignment, we agreed to provide benefits including a $35,920 annual cost of living adjustment, company-provided housing, an automobile allowance, an allowance to pay for the education of his dependents and a tax equalization provision to the extent his taxes in the United Kingdom exceed the taxes he would have paid in the United States.

In July 2008, we entered into a transition services agreement with Ms. Backaus which supersedes the severance benefits she was previously entitled to pursuant to her severance agreement. Pursuant to the transition services agreement, she agreed to remain employed by Equinix through February 15, 2009, although her hours were reduced, effective November 1, 2008, to 50% through December 31, 2008 and 20% thereafter, and we agreed to continue to pay Ms. Backaus her base salary (at a pro rata rate to reflect her reduction in hours) through February 15, 2009 unless she commenced full-time work with another employer, we terminated her employment for cause or she resigned. In addition, if she remained employed with Equinix through February 15, 2009, then she was entitled to vesting of an additional number of restricted stock awards as if she remained employed through July 1, 2009.

In April 2008, we entered into a separation agreement with Mr. Willner pursuant to which his employment terminated on June 1, 2008, although he continued to serve on the board of our subsidiary Equinix Europe. Pursuant to that agreement, Mr. Willner is entitled to continued coverage in our European medical plan through the earlier of March 1, 2009 or the date he no longer serves on the board of Equinix Europe, a pro rata 2008 bonus and full vesting of 23,218 unvested RSUs. Mr. Willner may vest in an additional 8,000 unvested RSUs if the performance criteria applicable to that award are achieved. In addition, we paid Mr. Willner’s legal fees incurred in connection with his separation agreement.

The following table estimates the amount of compensation and benefits payable to each of our named executive officers under the severance agreements described above as if their employment terminated on December 31, 2008, the last business day of the last fiscal year (and assumes no change-in-control). In the case of Ms. Backaus and Mr. Willner, severance benefits are calculated based on the transition services and separation agreements described above.

Name	Base Salary Severance(1)		Bonus Severance		COBRA Premiums(4)	Acceleration of Vesting		Other		Total
Stephen Smith	$480,000		$480,000		$17,495	$1,249,965	(5)	—		$2,227,640
Keith Taylor	$335,000		$201,000		$21,751	—		—		$557,751
Peter Ferris	$290,000		$203,000		$21,751	—		—		$514,751
Eric Schwartz	$270,000		$135,000		$17,832	—		—		$422,832
Marjorie Backaus	$6,500	(2)	—		—	$299,194	(6)	—		$305,694
Guy Willner	—		$136,318	(3)	$11,285	$2,608,941	(7)	$29,616	(8)	$2,786,160

(1)	The amounts in these columns are based on the officer’s 2008 base salary at the rate in effect on December 31, 2008.
(2)	Represents payment of 20% of Ms. Backaus’ base salary from January 1, 2009 through February 15, 2009, pursuant to her transition services agreement.
(3)	Represents a 2008 pro rata bonus paid to Mr. Willner in connection with his termination of employment on June 1, 2008, which was paid in pound sterling and was converted to U.S. dollars using the exchange rate on Mr. Willner’s termination date of .5043 GBP to 1 U.S. dollar.
(4)	The amounts in this column represent the cost of the executive’s monthly health care premium under COBRA for a 12-month period. In the case of Mr. Willner, it represents the cost of his monthly insurance in Equinix’s European health plan from June 1, 2008 through March 1, 2009, which were converted to U.S. dollars using the average exchange rate during the period which was .5888 GBP to 1 U.S. dollar.

(5)	Represents pro rata vesting of the portion of Mr. Smith’s restricted stock that would otherwise vest on April 1, 2009 and 50% of the restricted stock units granted to him in January 2008. The value of the vesting acceleration was calculated by multiplying the number of unvested restricted shares and units by the closing price of our common stock at the end of the 2008 fiscal year, which was $53.19 on December 31, 2008.
(6)	Represents vesting of an additional 5,625 restricted shares, which was calculated by multiplying the number of unvested restricted shares by the closing price of our common stock on December 31, 2008 which was $53.19.
(7)	Includes vesting of 23,218 restricted stock units on June 2, 2008, the value of which was calculated by multiplying the number of unvested units by the closing price of our common stock on June 2, 2008 which was $94.04, and vesting of 8,000 restricted stock units, the value of which was calculated by multiplying the number of units by the closing price of our common stock on December 31, 2008 which was $53.19 (these units will only vest if the performance goals applicable to them are achieved).
(8)	Represents company paid legal fees, which were paid in pound sterling. They were converted to U.S. dollars using the exchange rate on Mr. Willner’s termination date of ..5043 GBP to 1 U.S. dollar.

Equity Vesting Acceleration

Pursuant to our Incentive Plan and 2001 Supplemental Stock Plan, upon a change-in-control of Equinix, each outstanding option, all shares of restricted stock and all restricted stock units will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. All equity awards granted prior to February 2008 also provide that if they are assumed or replaced in the transaction and do not otherwise accelerate at that time, they will become fully vested if the holder is subject to an involuntary termination within 18 months following the change-in-control. In February 2008, this provision was removed from the plans. In addition, options and restricted shares granted to our named executive officers and other executive officers prior to 2008 provide for an additional 12 months of vesting upon a change-in-control of Equinix, regardless of whether any applicable stock price appreciation targets have been obtained.

A “change-in-control” includes:

•	a merger of Equinix after which our stockholders own less than 50% of the surviving corporation or its parent company;

•	a sale of all or substantially all of our assets;

•	a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

•	an acquisition of 50% or more of our outstanding stock by any person or group, other then a person related to Equinix, such as a holding company owned by our stockholders.

An “involuntary termination” includes:

•	an involuntary dismissal by Equinix for reasons other than misconduct; or

•

a voluntary resignation following (i) a change in his or her position that materially reduces his or her responsibility level (in the case of Mr. Smith, we agreed that if he is no longer the chief executive officer of any company that acquires Equinix, then he will be deemed to have undergone a material reduction in authority or responsibility); (ii) a reduction in his or her level of compensation; or (iii) a relocation of his place of employment by more than 50 miles, in each case without consent.

“Misconduct” means the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such person of confidential information or trade secrets of Equinix, or any other intentional misconduct by such person adversely affecting the business or affairs of Equinix in a material manner.

The following table describes the potential vesting acceleration for each named executive officer in connection with a change-in-control or termination of employment following a change-in-control. We have assumed for this purpose that both the change-in-control and termination of employment occurred on December 31, 2008, the last business day of the last fiscal year. The closing price of Equinix’s common stock on December 31, 2008 was $53.19, which was used as the value of Equinix’s common stock in the change-in-control.

In the case of stock options, the value of the vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price of Equinix’s common stock on December 31, 2008 and the exercise price for such unvested option shares.

In the case of restricted shares and restricted stock units, the value of the vesting acceleration was calculated by multiplying the number of unvested restricted shares or restricted stock units by the closing price of Equinix’s stock on that date.

Name	12-Month Vesting Upon a CIC	Vesting Upon Involuntary Termination following a CIC(1)
Stephen Smith	$1,116,990	$4,920,075
Keith Taylor	$1,059,332	$2,568,598
Peter Ferris	$1,026,088	$2,222,863
Eric Schwartz	$669,237	$1,866,012
Marjorie Backaus	$919,708	$1,990,157

(1)	Assumes change-in-control and involuntary termination occurred simultaneously on December 31, 2008 and thus includes the 12 months of vesting upon a change-in-control, if applicable.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to shares of our common stock issuable under our existing equity compensation plans:

	A		B		C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in Column A
Equity compensation plans approved by security holders(1)	2,643,042	(2)	$50.43	(3)	5,993,242	(4)
Equity compensation plans not approved by security holders	613,366		$46.16		257,112
Total	3,256,408		N/A		6,250,354

(1)	On each January 1, commencing on January 1, 2001 and continuing through January 1, 2010, the number of shares reserved for issuance under the following equity compensation plans will be automatically increased as follows: the Incentive Plan will be automatically increased by the lesser of 6% of the then outstanding shares of common stock or 6.0 million shares; the Directors’ Plan will be automatically increased by 50,000 shares of common stock; and the 2004 Employee Stock Purchase Plan will be automatically increased by the lesser of 2% of the then outstanding shares of common stock or 500,000 shares.
(2)	Includes 698,955 unissued shares subject to outstanding restricted stock units.
(3)	The weighted-average exercise price takes into account 698,955 shares under approved plans issuable upon vesting of outstanding restricted stock units, which have no exercise price. The weighted-average exercise price for options only with respect to the approved plans is $68.56.
(4)	Includes 1,920,443 shares available for future issuance under the 2004 Employee Stock Purchase Plan.

The following equity compensation plan that was in effect as of December 31, 2008 was adopted without the approval of our security holders:

The Equinix, Inc. 2001 Supplemental Stock Plan (the “2001 Plan”) was adopted by the Board of Directors on September 26, 2001. We have reserved 1,493,961 shares of common stock for issuance under the 2001 Plan, under which nonstatutory stock options and restricted shares may be granted to non-executive officer employees and consultants of ours or any parent or subsidiary corporation. Options granted under the 2001 Plan must have an exercise price equal to no less than 85% of the fair market value on the date of grant; however, as of December 31, 2008, all options granted under the 2001 Plan have an exercise price equal to 100% of the fair market value on the date of grant. As of December 31, 2008, options to purchase 613,366 shares of common stock were outstanding under the 2001 Plan, 257,112 shares remained available for future grants, and options covering 623,483 shares had been exercised. Pursuant the 2001 Plan, upon a change-in-control of Equinix, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. Any options or shares of restricted stock, granted prior to February 2008, which are assumed or replaced in the transaction and do not otherwise accelerate at that time will become fully vested if the holder is subject to an involuntary termination within 18 months following the change-in-control. The Board of Directors may amend or terminate the 2001 Plan at any time, and the 2001 Plan will continue in effect indefinitely unless the Board of Director decides to terminate the plan earlier.

Certain Relationships and Related Transactions

Transactions with Affiliates of STT Communications

A significant amount of Equinix’s Asia-Pacific revenues are generated in Singapore and a significant portion of the business in Singapore is transacted with entities affiliated with STT Communications, the parent company of a stockholder who held greater than 10% of our outstanding common stock until November 2008. For the year ended December 31, 2008, sales to entities affiliated with STT Communications totaled $4,238,000 and purchases of goods and services from entities affiliated with STT Communications totaled $425,000.

Transactions with StarHub Ltd.

For the year ended December 31, 2008, sales to entities affiliated with StarHub Ltd., an entity affiliated with STT Communications, totaled $184,000 and purchases from entities affiliated with StarHub Ltd. totaled $436,000. One of our directors, Steven Clontz, is the president and chief executive officer of StarHub Ltd.

Transactions with Juniper Networks, Inc.

For the year ended December 31, 2008, purchases from Juniper Networks totaled $643,562. One of our directors, Scott Kriens, served as chief executive officer of Juniper Networks until September 2008.

Transactions with Goldman Sachs Group, Inc.

For the year ended December 31, 2008, sales to Goldman Sachs totaled $11,504,000. Goldman Sachs Asset Management LP is a holder of greater than 10% of our outstanding common stock.

Compensation of Peter Van Camp

For the year ended December 31, 2008, Peter Van Camp earned $63,000 in salary as compensation for his service as Equinix’s executive chair. In addition, the dollar amount recognized by Equinix for financial statement reporting purposes for 2008 from Mr. Van Camp’s outstanding equity awards, in accordance with SFAS 123(R), was $48,906 with respect to his outstanding options and $498,182 with respect to his outstanding stock awards.

Approval of Related Transactions

Per its written charter, Equinix’s Audit Committee is responsible for reviewing and approving all related party transactions in accordance with the rules of the NASDAQ National Market. Related parties include any of our directors or executive officers, our greater than 5% stockholders, and their immediate family members.

We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. To identify related party transactions, each year we require our directors and executive officers to complete a questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. We seek updates to this information from our directors and executive officers on a quarterly basis. We also ask our directors to update their list of companies they are affiliated with on a quarterly basis to help us identify related party transactions.

Finally, our Code of Business Conduct establishes corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. Our Code of Business Conduct seeks to deter wrongdoing and to promote honest and ethical conduct, and encourages the reporting of illegal or unethical behavior. Waivers of the Code of Business Conduct may be granted by Equinix’s chief executive officer or compliance officer, provided that waivers for executive officers or directors may only be granted by the Board of Directors or by one of its committees.

The Audit Committee Charter and the Code of Business Conduct are available on the corporate governance section of Equinix’s website at www.equinix.com.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Equinix is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Equinix and its stockholders.

PricewaterhouseCoopers LLP has audited Equinix’s financial statements since 2000. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the Board of Directors for general oversight of Equinix’s financial accounting and reporting process, system of internal control, audit process, process for monitoring compliance with laws and regulations, and Equinix’s Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Audit Committee annually appoints an independent registered public accounting firm to audit the financial statements and attestation of management’s assertion of the effectiveness of Equinix’s internal controls. A more detailed description of the functions of the Audit Committee can be found in Equinix’s Audit Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

During fiscal year 2008, the Audit Committee consisted of Messrs. Eng, Hromadko and Paisley. Mr. Paisley is the Audit Committee’s chairman and financial expert. The Audit Committee held 11 meetings during the last fiscal year.

Equinix’s management has primary responsibility for preparing Equinix’s financial statements and maintaining Equinix’s financial reporting process. Equinix’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for expressing an opinion on the conformity of Equinix’s audited financial statements to generally accepted accounting principles and attestation of management’s assertion of the effectiveness of Equinix’s internal controls. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements with Equinix’s management and the independent registered public accounting firm.

•

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standard, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Aggregate fees for professional services rendered for Equinix by PricewaterhouseCoopers as of, or for the years ended December 31, 2008 and 2007, were:

	December 31,
	2008	2007
Audit	$2,385,016	$2,080,150
Audit-related	613,954	775,228
Tax	620	17,056
All Other	—	—

Total	$2,999,590	$2,872,434

The Audit fees for the years ended December 31, 2008 and 2007, respectively, were for professional services rendered for the audits of the consolidated financial statements of Equinix and its subsidiaries’ audits. In addition, the professional services included comfort letters, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

The Audit-related fees as of the years ended December 31, 2008 and 2007, respectively, were for assurance and related services related to employee benefit plan audits, due diligence related to corporate transactions, accounting consultations, and advisory services related to Equinix’s review of its internal controls.

The Tax fees as of the years ended December 31, 2008 and 2007, respectively, were for services related to tax compliance, tax planning and tax advice, including assistance with and representation in tax audits and appeals.

Equinix’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services during the fiscal year 2003. All audit, audit-related and tax services are approved in advance by Equinix’s Audit Committee to assure they do not impair the independence of Equinix’s independent registered public accounting firm. At the beginning of each fiscal year, management prepares an estimate of all such fees for the duration of the fiscal year and submits the estimate to the Audit Committee for review and pre-approval. Any modifications to the estimates are submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting, or if action is required sooner, to the chairman of the Audit Committee. All fees paid to Equinix’s independent registered public accounting firm during the fiscal years 2008 and 2007 were in accordance with this pre-approval policy.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee approved the audited financial statements and recommended that the audited financial statements be included in Equinix’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm.

Each of the members of the Audit Committee is independent as such term is defined under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ Stock Market.

Submitted by the following members of the Audit Committee:

Christopher Paisley, Chairman

Steven Eng

Gary Hromadko

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of Equinix, and persons who hold more than 10% of Equinix’s outstanding common stock (“Section 16 Insiders”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of Equinix’s common stock and their transactions in such common stock. Based on (i) the copies of Section 16(a) reports filed for the members of the Board of Directors and the executive officers for their 2008 fiscal year transactions in common stock and their common stock holdings and (ii) the written representations received by such persons, Equinix believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by Section 16 Insiders.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of Equinix will be “householding” Equinix’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: Treasurer, or contact Equinix’s treasurer by telephone at (650) 513-7000 and a separate proxy statement and annual report will be delivered to you promptly. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in Equinix’s proxy materials for presentation at the 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to Equinix no later than January 1, 2010. Pursuant to Rule 14a-4(c) of the Exchange Act and Equinix’s amended and restated bylaws, stockholders who intend to present a proposal at the 2010 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify Equinix of such proposal not earlier than February 9, 2010 and not later than 5:00 p.m., Pacific Standard Time on March 11, 2010, so long as the 2010 Annual Meeting is not advanced by more than 30 days or delayed by more than 70 days from June 9, 2010 (the anniversary date of the prior year’s annual meeting). If Equinix does not receive notification of the proposal within that time frame it will be considered untimely and we will not be required to present it at the 2010 Annual Meeting.

All stockholder proposals and notice of stockholder proposals should be sent to Equinix at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: Corporate Secretary. Equinix reserves the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the Securities and Exchange Commission.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Equinix will mail without charge, upon written request, a copy of Equinix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Requests should be sent to Equinix, Inc., at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Peter F. Van Camp

Peter F. Van Camp

Executive Chair

Foster City, California

April 30, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS BELOW TO SUBMIT YOUR PROXY BY TELEPHONE OR ON THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

EQUINIX

MR A SAMPLE

DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, or 2009.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. To elect the following directors to serve for a term ending upon the 2010 Annual Meeting or until their successors have been duly elected and qualified.

01 - Steven T. Clontz

04 - Scott G. Kriens

07 - Stephen M. Smith

For Withhold

02 - Steven P. Eng

05 - Irving F. Lyons, III

08 - Peter F. Van Camp

For Withhold

03 - Gary F. Hromadko

06 - Christopher B. Paisley

For Withhold

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

For Against Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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1UPX 0216531

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

EQUINIX

Proxy — Equinix, Inc.

301 Velocity Way, Fifth Floor, Foster City, California 94404

This Proxy is Solicited on Behalf of the Board of Directors of Equinix, Inc. for the Annual Meeting of Stockholders to be held June 9, 2009

The undersigned holder of Common Stock par value $.001, of Equinix, Inc. (the “Company”) hereby appoints Stephen M. Smith and Keith D. Taylor, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 9, 2009 at 10:30 a.m. local time, at the Company’s headquarters located at 301 Velocity Way, Foster City, California, 94404, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING .The undersigned stockholder may revoke this proxy at any time before its voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)